Exhibit 10.99

Bill Lowe

One Orange Way

Windsor CT 06095

May 4, 2009

Michael S. Smith

[home address]

Dear Michael,

Congratulations and welcome to ING! As a member of ING Americas, you will become a part of one of the world’s largest insurance, banking and asset management institutions. The purpose of this letter is to set forth the provisions of our offer for the position of Chief Insurance Risk Officer and Chief Financial Officer. Please note that “ING” and “ING Americas” are not legal entities and do not constitute your employer. You will be employed by a legal entity (referred to herein as the “Company”) that is affiliated with the ING brand. We ask that the provisions set forth remain confidential and, unless otherwise directed, any questions you have regarding these provisions should be discussed with me.

Start Date: Your start date will be May 18, 2009

Base Salary: Your annual base salary will be $350,000 payable semi-monthly in accordance with the Company’s regular payroll practices. You will be scheduled for a performance review at our next common anniversary date of March 2010, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position.

Incentive Compensation Plan: You will be eligible to participate in our Incentive Compensation Plan (ICP), pursuant to the provisions of the ICP. Awards are based on achievement of business and individual objectives. Your target incentive is 50% of your year-end base salary. You will be eligible to participate in the ICP for a full year award for the 2009 plan year. If objectives are achieved, potential awards for the 2009 plan year would be paid approximately March 2010. Awards are not guaranteed and are contingent on the achievement of certain goals and on continued employment with the Company. The Company reserves the right to modify or discontinue the plan at its discretion.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company’s Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the Executive Compensation Department within 30 days of your date of hire to participate in 2009. Deferrals start as soon as practical following the date of your election.

Long-Term Incentive Program: You are be eligible to participate in the Long-Term Incentive Program with a non-guaranteed target value of 50% of your base salary under the same terms and conditions as similarly situated employees. Awards are reviewed each year and are not guaranteed, therefore, participation is at the discretion of the company. A special, one-time LEO award, consisting of both options and performance shares with an initial grant value of $100,000, will be made to you during the next grant date on September 17, 2009. Further details regarding this plan will be provided once you receive the award.

401(k): ING will match 100% of the first 6% of pre-tax eligible compensation you contribute, subject to IRS limit. The ING Americas Savings Plan and ESOP (“Savings Plan”) provides for automatic enrollment of 3% after 60 days of hire, including an automatic 1% escalation in contribution rate each March until it reaches 6%. You may change the amount of contributions or stop deferrals to the Savings Plan and change investment elections at any time. Or you may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually within 1 week of your hire date). Your default PIN is your month and year of birth (mmyy). You will receive enrollment instructions with your other benefit information. The Savings Plan also accepts rollovers from any other qualified plan at any time. The Company match of eligible compensation begins upon your enrollment.

Employment Benefits: The Company offers flexible benefits that you can use to build a benefits package that meets your needs (i.e., medical, dental, vision, life insurance, etc.). Your benefits package will be mailed to you at your home address. These benefits are available immediately upon receipt of enrollment materials at the benefits service center.

Paid Time-Off (PTO) Bank: Under current Company policy, new employees earn an annual PTO Bank of 160 hours (20 days), prorated based upon date of hire. For the 2009 year, you may be eligible to earn up to 200 hours (25 days). The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: The benefit programs described in this letter may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Fingerprinting: Fingerprinting may be required for certain employees in order to comply with government agency rules and regulations. You will be advised at the boarding session if you are subject to the fingerprinting requirement, which will take place at the end of the boarding session. A picture I.D. is required for the fingerprinting process.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company; you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company’s sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies: This offer is contingent upon successful completion of a reference and background check and verification that you are legally entitled to work in the United States. Federal law requires all new employees to demonstrate their entitlement to work in this country. Please be prepared to present valid identification as listed on the 1-9 Employment Eligibility Verification list of acceptable documents.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

Getting Started:

Should you accept this offer, please keep the following in mind:

The enclosed materials include information about the documents and types of identification that you must bring to your first day boarding session.

Upon starting with the Company you will attend Orange Beginnings, a required orientation session designed to bring you up to speed on company basics, tools and training requirements. Orange Beginnings is offered the 1st or 3rd Tuesday of each month. Information will be provided to you regarding this orientation session through the training department.

You will be receiving a new hire packet in the mail within the next several days. Your packet will include information about the documents and types of identification that you must bring to your first day boarding session. The Company’s new employee orientation website provides useful information about the Company and how to adequately prepare for your first day. Also enclosed, you will find instructions to access the site and other preliminary details to help make your first day an informative, productive experience.

Please indicate your acceptance of this offer by signing below and retuning one signed original to me within three days of receipt of this letter. Please contact Pat Tourigny if you have any questions at 860-580-2754.

Sincerely,

Bill Lowe

CEO, US Retail Annuity Business

Enclosures

Agreed to by:

Signature	Date